As filed with the Securities and Exchange Commission on November 22, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

GLOBECOMM SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3225567 (IRS Employer Identification No.)

45 Oser Avenue, Hauppauge, New York 11788

(Address of principal executive offices) (Zip Code)

GLOBECOMM SYSTEMS INC.
2006 STOCK INCENTIVE PLAN

(Full title of the Plan)

David E. Hershberg
Chairman and Chief Executive Officer
Globecomm Systems Inc.
45 Oser Avenue, Hauppauge,
New York 11788

(Name and address of agent for service)

(631) 231-9800

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	820,000 shares	$8.99(2)	$7,371,800	(2)	$789
Common Stock, $0.001 par value	30,000(3) shares	$9.38(4)	$281,400	(4)	$30
Total	850,000 shares		$7,653,200		$819

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the Globecomm Systems Inc. 2006 Stock Incentive Plan (the ‘‘Plan’’) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Globecomm Systems Inc.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the common stock of Globecomm Systems Inc. on November 15, 2006, which is within five business days of the filing of this Registration Statement.

(3)	Globecomm granted the options related to these shares on November 16, 2006.

(4)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, based on the option exercise price of $9.38 per share, the closing price of Globecomm’s common stock on November 16, 2006, the date the options related to these shares were granted.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents By Reference.

Globecomm Systems Inc (the ‘‘Registrant’’) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (‘‘SEC’’):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2006, filed with the SEC on September 13, 2006;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed with the SEC on November 9, 2006;

(c)	The Registrant’s Registration Statement No. 000-22839 on Form 8-A filed with the SEC on July 15, 1997, pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the ‘‘1934 Act’’), which describes the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock;

(d)	The Registrant’s Current Report on Form 8-K filed with the SEC on September 12, 2006, November 2, 2006 and November 6, 2006.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the ‘‘Delaware Law’’), its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under Delaware law, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors. Section 145 of the Delaware Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of stockholders or otherwise. The Registrant's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware Law and provides that to the fullest extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit
4.1	Globecomm Systems Inc. 2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 13, 2006).
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (contained in Exhibit 5.1).*
24	Power of Attorney (included on the signature page hereto).*

*	Filed herewith.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hauppauge, state of New York, on this 22nd day of November, 2006.

GLOBECOMM SYSTEMS INC.
By: /s/ Andrew C. Melfi Andrew C. Melfi Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Globecomm Systems Inc., a Delaware corporation, do hereby constitute and appoint David E. Hershberg, Chief Executive Officer, Kenneth A. Miller, President and Andrew C. Melfi, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorneys and agents, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David E. Hershberg	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 22, 2006

David E. Hershberg

/s/ Andrew C. Melfi	Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	November 22, 2006

Andrew C. Melfi

/s/ Kenneth A. Miller	President and Director	November 22, 2006

Kenneth A. Miller

Signature	Title	Date

/s/ Richard E. Caruso	Director	November 22, 2006

Richard E. Caruso

/s/ Harry L. Hutcherson, Jr.	Director	November 22, 2006

Harry L. Hutcherson, Jr.

/s/ Brian T. Maloney	Director	November 22, 2006

Brian T. Maloney

/s/ Jack A. Shaw	Director	November 22, 2006

Jack A. Shaw

/s/ A. Robert Towbin	Director	November 22, 2006

A. Robert Towbin

/s/ C. J. Waylan	Director	November 22, 2006

C. J. Waylan

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

EXHIBITS
TO
REGISTRATION STATEMENT ON
FORM S-8
UNDER THE
SECURITIES ACT OF 1933, AS AMENDED

GLOBECOMM SYSTEMS INC.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Globecomm Systems Inc. 2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 13, 2006).
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (contained in Exhibit 5.1).*
24	Power of Attorney (included on the signature page hereto).*

*	Filed herewith.